Exhibit 99.1

More information:
Torrey Martin
SVP, Communications and Corporate Development
203.956.8746
tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED

JUNE 30, 2018

GLOBAL LOYALTY REVENUE INCREASES 15% YEAR-OVER-YEAR

STAMFORD, Conn., July 26, 2018 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended June 30, 2018 (the “second quarter” or “quarter”).

Key Highlights

Notes: As of June 30, 2018, we have classified our Insurance Solutions business as discontinued operations and as held for sale. Results below are from continuing operations, which does not include the Insurance Solutions business.

•	Net revenues were $179.3 million in the second quarter of 2018.

•	Income from operations was $17.6 million in the second quarter.

•	Adjusted EBITDA (as defined in Note (h) of Table 6) was $36.8 million in the second quarter.

“Our core businesses continued their solid performance in the second quarter, driven by 15% revenue growth and 14% Adjusted EBITDA growth in our Global Loyalty segment,” said Todd Siegel, the Company’s Chief Executive Officer. “Additionally, as previously announced, we are pleased to have reached an agreement for the sale of our Insurance business, which we anticipate closing in the third quarter of 2018.”

“Based on these developments, recent client wins and other key trends, we believe we have positioned the company for sustainable long-term success,” Siegel continued. “As for the remainder of the year, we will continue to focus on expanding our core Global Loyalty and Global Customer Engagement businesses and on enhancing our leadership position as a pure-play loyalty solutions company through our leading technology, data driven analytics and our loyalty and customer engagement solutions.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Table 6 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Second Quarter Net Revenues

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard (“ASC 606”) using the modified retrospective transition method. For more details regarding ASC 606 and its impact on the Company’s financial results, see the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018.

•	Net revenues for the second quarter of 2018 decreased 1.0%, from $181.2 million in the second quarter of 2017 to $179.3 million. The decrease in overall net revenues was primarily due to the expected revenue declines in our non-core Legacy Membership and Package segment and partially offset by higher Global Loyalty and Global Customer Engagement revenues.

•	Under the prior revenue recognition guidance, net revenues for the second quarter would have decreased 1.4%, from $181.2 million in the second quarter of 2017 to $178.6 million.

•	Net revenues for the core business segments (Global Loyalty and Global Customer Engagement) for the second quarter of 2018 increased 6.3%, from $144.5 million in the second quarter of 2017 to $153.6 million.

•	Under the prior revenue recognition guidance, net revenues for the two core business segments for the second quarter of 2018 would have increased 5.8%, from $144.5 million in the second quarter of 2017 to $152.9 million.

•	Net revenues for the Legacy Membership and Package segment decreased 30.0%, from $36.7 million in the second quarter of 2017 to $25.7 million.

Second Quarter Operating Results

•	Income from operations was $17.6 million as compared to a loss of $1.6 million for the second quarter of 2017.

•	Adjusted EBITDA (as defined in Note (h) of Table 6) was $36.8 million as compared to $35.9 million for the second quarter of 2017, an increase of 2.5%.

•	Segment EBITDA (as defined in Note (1) of Table 5) increased $19.9 million primarily as a result of lower marketing and commission expenses and lower operating costs, which were partially offset by lower net revenues and higher general and administrative expenses.

•	Segment EBITDA for the core business segments increased $26.2 million primarily due to an increase in both Global Loyalty and Global Customer Engagement Segment EBITDA. The second quarter of 2017 included a charge of $18.1 million recorded in relation to the remediation of an external gift card inventory cyber theft.

•	Segment EBITDA for the Legacy Membership and Package segment increased $1.5 million as lower net revenues were more than offset by lower marketing and commissions and lower operating and general and administrative costs.

•	As compared to Segment EBITDA of $29.3 million, second quarter Adjusted EBITDA of $36.8 million reflects the exclusion of, among other items, $2.1 million in costs related primarily to restructuring of certain operations including related severance costs, $0.4 million of stock compensation expense, and $0.3 million in costs related to certain litigation matters.

Segment Commentary

Global Loyalty net revenues increased by $8.3 million, or 15.0%, for the three months ended June 30, 2018 to $63.8 million as compared to $55.5 million for the three months ended June 30, 2017. Net revenues include a $0.7 million increase as a result of the January 1, 2018 adoption of the new revenue recognition guidance. Under the prior revenue recognition guidance, net revenues would have increased $7.6 million, or 13.7%. Global Loyalty net revenues increased primarily due to increased growth with existing clients and launches with new clients.

Global Loyalty Segment EBITDA increased by $21.2 million to $24.7 million for the three months ended June 30, 2018 as compared to $3.5 million for the three months ended June 30, 2017. The second quarter of 2017 included a charge of $18.1 million recorded in relation to the remediation of an external gift card inventory cyber theft. The second quarter of 2018 includes a $0.7 million increase from the adoption of the new revenue recognition guidance. Excluding the gift card cyber theft and under the prior revenue recognition guidance, Segment EBITDA would have increased by $2.4 million, or 11.1%, primarily due to the higher net revenue partially offset by higher servicing costs.

Global Customer Engagement net revenues increased by $0.8 million, or 0.9%, to $89.8 million for the three months ended June 30, 2018 as compared to $89.0 million for the three months ended June 30, 2017.

Net revenues increased $3.2 million from the favorable impact of foreign exchange and decreased $2.4 million on a currency consistent basis.

Global Customer Engagement Segment EBITDA increased by $5.0 million to $15.0 million for the three months ended June 30, 2018 as compared to $10.0 million for the three months ended June 30, 2017. For the quarter, Global Customer Engagement Segment EBITDA increased from the higher net revenues along with lower operating expenses primarily due to lower employee related costs.

Legacy Membership and Package net revenues decreased by $11.0 million, or 30.0%, to $25.7 million for the three months ended June 30, 2018 as compared to $36.7 million for the three months ended June 30, 2017. Legacy Membership and Package net revenues decreased primarily due to the expected attrition of legacy members and cessation of new marketing campaigns and terminated programs with partners, including large financial institutions.

Legacy Membership and Package Segment EBITDA increased by $1.5 million to $9.7 million for the three months ended June 30, 2018 as compared to $8.2 million for the three months ended June 30, 2017. Legacy Membership and Package Segment EBITDA increased as the impact from lower net revenues was more than offset by lower marketing and commissions expense, lower operating costs, and lower general and administrative expenses.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting functions, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs increased by $7.8 million to $20.1 million for the three months ended June 30, 2018 as compared to $12.3 million for the three months ended June 30, 2017, primarily due to higher employee related costs and higher professional fees.

Selected Liquidity Data

At June 30, 2018, there was $1,297.4 million of Affinion Group, Inc.’s term loans outstanding (net of discounts) and $616.5 million (net of discounts) outstanding under Affinion Group, Inc.’s senior cash 12.5%/PIK step-up to 15.5% notes due 2022.

At June 30, 2018, there were outstanding borrowings of $44.9 million (net of discounts) against Affinion Group, Inc.’s revolving credit facility and $58.0 million of Affinion Group, Inc.’s credit facility was available for borrowing, after giving effect to the issuance of $5.0 million of letters of credit.

As of June 30, 2018, Affinion Group, Inc. was in compliance with the restrictive covenants under Affinion Group Inc.’s debt agreements.

For the six months ended June 30, 2018, Affinion Holdings’ net cash provided by operating activities was $45.9 million and the net loss attributable to Affinion Holdings was $52.8 million.

At June 30, 2018, Affinion Holdings had $49.8 million of unrestricted cash on hand.

The amendment to Affinion Group, Inc.’s credit facility was entered into on July 16, 2018. The Company expects to use substantially all of the net proceeds from the 2018 sale of the insurance division to repay debt at 103% of par, in accordance with the amended Affinion Group, Inc.’s credit facility.

Conference Call Information

Affinion Holdings will hold an informational call to discuss the results for the quarter ended June 30, 2018 at 10:00 a.m. (ET) on Thursday, July 26, 2018. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 4234919. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight July 30, 2018 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 4234919.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended June 30, 2018 to the unaudited consolidated results of operations for the three month period ended June 30, 2017.

About Affinion Holdings

Affinion is one of the world’s leading loyalty and customer engagement solutions companies servicing over 250 million consumers with almost 6,150 client partner relationships and over 40 years of experience. We design, administer and fulfill loyalty and customer engagement programs that strengthen and expand the value of relationships for our leading clients around the globe, including many of the largest and most respected companies in the financial services, retail, travel, and internet commerce sectors. Based in Stamford, CT, the Company has approximately 3,860 employees located in 20 countries across the globe. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2018 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

(In millions, except share amounts)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$49.8	$39.5
Restricted cash	10.4	9.9
Receivables (net of allowances for doubtful accounts of $8.0 and $7.5, respectively)	157.9	153.4
Prepaid commissions	35.8	33.7
Other current assets	74.1	69.6
Current assets held for sale	34.4	46.0

Total current assets	362.4	352.1
Property and equipment, net	97.3	103.5
Goodwill	177.8	166.4
Other intangibles, net	33.9	34.0
Other non-current assets	26.9	27.6
Non-current assets held for sale	84.8	83.3

Total assets	$783.1	$766.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$18.8	$13.9
Accounts payable and accrued expenses	309.7	292.7
Deferred revenue	39.8	35.2
Income taxes payable	3.6	3.2
Current liabilities held for sale	49.8	49.1

Total current liabilities	421.7	394.1
Long-term debt	1,917.9	1,887.3
Deferred income taxes	6.8	5.5
Deferred revenue	3.5	4.1
Other long-term liabilities	33.9	25.9
Non-current liabilities held for sale	9.3	7.6

Total liabilities	2,393.1	2,324.5

Commitments and contingencies

Deficit
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,157,071 shares issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 434,897 shares issued and 433,813 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 457,784 shares issued and 456,643 shares outstanding	—	—
Additional paid in capital	413.3	412.5
Warrants	31.1	31.1
Accumulated deficit	(2,042.9)	(1,991.7)
Accumulated other comprehensive income	(11.8)	(9.5)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,611.3)	(1,558.6)
Non-controlling interest in subsidiary	1.3	1.0

Total deficit	(1,610.0)	(1,557.6)

Total liabilities and deficit	$783.1	$766.9

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(In millions, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues	$179.3	$181.2	$368.3	$365.8

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	31.8	42.4	66.5	88.0
Operating costs	83.1	103.6	167.1	190.5
General and administrative	35.0	24.4	61.9	46.9
Facility exit costs	0.1	1.4	0.8	1.4
Depreciation and amortization	11.7	11.0	23.5	21.9

Total expenses	161.7	182.8	319.8	348.7

Income (loss) from continuing operations	17.6	(1.6)	48.5	17.1
Interest income	0.1	0.1	0.1	0.1
Interest expense	(47.6)	(34.0)	(94.6)	(52.7)
Gain on extinguishment of debt	—	6.3	—	6.3
Other expense, net	(0.1)	(0.1)	(0.3)	(0.2)

Loss from continuing operations before income taxes	(30.0)	(29.3)	(46.3)	(29.4)
Income tax provision	(0.7)	(4.2)	(0.9)	(2.9)

Loss from continuing operations, net of tax	(30.7)	(33.5)	(47.2)	(32.3)
Discontinued operations
Income (loss) from discontinued operations	(2.6)	6.4	(3.3)	17.0
Income tax benefit (provision)	(0.5)	2.0	(1.6)	(1.7)

Income (loss) from discontinued operations, net of tax	(3.1)	8.4	(4.9)	15.3

Net loss	(33.8)	(25.1)	(52.1)	(17.0)
Less: net income attributable to non-controlling interest	(0.2)	(0.3)	(0.7)	(0.6)

Net loss attributable to Affinion Group Holdings, Inc.	$(34.0)	$(25.4)	$(52.8)	$(17.6)

Earnings (loss) per share attributable to holders of Common Stock
Basic earnings (loss) per share
Continuing operations	$(2.28)	$(2.98)	$(3.53)	$(3.22)

Discontinued operations	$(0.22)	$0.75	$(0.35)	$1.50

Net loss per share	$(2.50)	$(2.23)	$(3.88)	$(1.72)

Diluted earnings (loss) per share
Continuing operations	$(2.28)	$(2.98)	$(3.53)	$(3.22)

Discontinued operations	$(0.22)	$0.75	$(0.35)	$1.50

Net loss per share	$(2.50)	$(2.23)	$(3.88)	$(1.72)

Weighted average common shares outstanding
Basic	13,628,871	11,384,559	13,628,871	10,255,239

Diluted	13,628,871	11,384,559	13,628,871	10,255,239

Net loss	$(33.8)	$(25.1)	$(52.1)	$(17.0)
Currency translation adjustment, net of tax for all periods	(5.3)	2.7	(2.2)	3.6

Comprehensive loss	(39.1)	(22.4)	(54.3)	(13.4)
Less: comprehensive loss (income) attributable to non-controlling interest	(0.2)	—	(0.8)	(0.4)

Comprehensive loss attributable to Affinion Group Holdings, Inc.	$(39.3)	$(22.4)	$(55.1)	$(13.8)

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(In millions)

	For the Six Months Ended June 30,
	2018	2017
Operating Activities
Net income (loss)	$(52.1)	$(17.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24.2	22.9
Payment in kind interest	42.5	13.5
Amortization of debt discount, financing costs and carrying value adjustment	8.9	(9.1)
Provision for accounts receivable loss	0.8	2.9
Gain on extinguishment of debt	—	(6.3)
Facility exit costs	0.8	1.5
Share-based compensation	0.8	1.3
Deferred income taxes	0.2	1.8
Net change in assets and liabilities:
Receivables	(5.0)	(12.3)
Prepaid commissions	(2.6)	(1.4)
Other current assets	5.1	4.4
Other non-current assets	(0.4)	0.1
Accounts payable and accrued expenses	15.6	9.0
Deferred revenue	5.9	(3.2)
Income taxes receivable and payable	0.7	0.6
Other long-term liabilities	(0.2)	(1.2)
Other, net	0.7	(2.1)

Net cash provided by operating activities	45.9	5.4

Investing Activities
Capital expenditures	(14.2)	(19.4)
Acquisition-related payments, net of cash acquired	(5.8)	(0.4)

Net cash used in investing activities	(20.0)	(19.8)

Financing Activities
Proceeds from borrowings	—	1,516.1
Borrowings (repayments) under revolving credit facility, net	(8.0)	58.0
Principal payments on borrowings	(7.0)	(1,506.3)
Financing costs	(0.1)	(23.4)
Dividend paid to non-controlling interest	(0.5)	(0.2)

Net cash used in financing activities	(15.6)	44.2

Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1.3)	1.5

Net increase in cash, cash equivalents and restricted cash	9.0	31.3
Cash, cash equivalents and restricted cash, beginning of period	64.6	63.8

Cash, cash equivalents and restricted cash, end of period	73.6	95.1
Less: cash, cash equivalents and restricted cash of discontinued operations, end of period	(13.4)	(16.0)

Cash, cash equivalents and restricted cash of continuing operations, end of period	$60.2	$79.1

Supplemental Disclosure of Cash Flow Information:
Interest payments	$79.5	$54.2

Income tax payments, net of refunds	$2.5	$2.2

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Global Loyalty
Gross Transactional Sales Volume (1)	$900,612	$850,130	$1,829,581	$1,612,967
Gross Transactional Sales Volume per Transaction (1)	$289.33	$281.22	$288.00	$245.45
Total Transactions	3,113	3,023	6,353	6,572
Global Customer Engagement
Average Subscribers (2)	2,375	2,462	2,421	2,497
Annualized Net Revenue per Average Subscriber (3)	$110.03	$104.34	$110.09	$102.72
Engagement Solutions Platform Revenue	$24,668	$24,371	$52,554	$49,943
Legacy Membership and Package
Average Legacy Members (2)	742	1,154	769	1,186
Annualized Net Revenue per Legacy Member (3)	$101.33	$104.85	$103.27	$105.75

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers and Average Legacy Members for the period are each calculated by determining the average subscribers or members, as applicable, for each month in the period (adding the number of subscribers or members, as applicable, at the beginning of the month with the number of subscribers or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s or member’s, as applicable, account is added or removed in the period in which the subscriber or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber and Legacy Member are each calculated by taking the revenues from subscribers or members, as applicable, for the period and dividing it by the average subscribers or members, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or member, as applicable, the subscriber’s or member’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three and six months ended June 30, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (g) of Table 6:

	Three Months Ended June 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (2)
			Increase			Increase			Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)	2018	2017	(Decrease)
	(in millions)
Global Loyalty	$63.8	$55.5	$8.3	$24.7	$3.5	$21.2	$24.7	$21.6	$3.1
Global Customer Engagement	89.8	89.0	0.8	15.0	10.0	5.0	16.1	15.1	1.0

Subtotal	153.6	144.5	9.1	39.7	13.5	26.2	40.8	36.7	4.1
Legacy Membership and Package	25.7	36.7	(11.0)	9.7	8.2	1.5	9.7	11.0	(1.3)
Corporate	—	—	—	(20.1)	(12.3)	(7.8)	(13.7)	(11.8)	(1.9)

Total – Continuing operations	$179.3	$181.2	$(1.9)	29.3	9.4	19.9	36.8	35.9	0.9

Discontinued operations							13.9	17.7	(3.8)

Total							50.7	53.6	(2.9)
Less: Discontinued operations							(13.9)	(17.7)	3.8
Business optimization expenses and restructuring charges or expenses							(2.1)	(6.5)	4.4
Extraordinary or nonrecurring or unusual losses, expenses or charges							(0.4)	(20.2)	19.8
Other, net							(5.0)	0.2	(5.2)
Depreciation and amortization				(11.7)	(11.0)	(0.7)	(11.7)	(11.0)	(0.7)

Income from continuing operations				$17.6	$(1.6)	$19.2	$17.6	$(1.6)	$19.2

	Three Months Ended June 30, 2018
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total – Continuing Operations	Discontinued Operations	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$—	$0.8	$(0.2)	$1.5	$2.1	$2.7	$4.8
Extraordinary or nonrecurring or unusual losses, expenses or charges	—	—	0.2	0.2	0.4	0.2	0.6
Other, net	—	0.3	—	4.7	5.0	0.4	5.4

Total	$—	$1.1	$—	$6.4	$7.5	$3.3	$10.8

	Three Months Ended June 30, 2017
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total – Continuing Operations	Discontinued Operations	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$—	$5.0	$0.8	$0.7	$6.5	$—	$6.5
Extraordinary or nonrecurring or unusual losses, expenses or charges	18.1	—	2.0	0.1	20.2	—	20.2
Other, net	—	0.1	—	(0.3)	(0.2)	0.1	(0.1)

Total	$18.1	$5.1	$2.8	$0.5	$26.5	$0.1	$26.6

TABLE 5 (cont.)

	Six Months Ended June 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (2)
			Increase			Increase			Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)	2018	2017	(Decrease)
	(in millions)
Global Loyalty	$127.6	$112.5	$15.1	$49.7	$23.6	$26.1	$50.2	$46.6	$3.6
Global Customer Engagement	185.5	178.2	7.3	36.3	22.9	13.4	39.1	29.9	9.2

Subtotal	313.1	290.7	22.4	86.0	46.5	39.5	89.3	76.5	12.8
Legacy Membership and Package	55.2	75.1	(19.9)	22.2	17.3	4.9	22.3	22.0	0.3
Corporate	—	—	—	(36.2)	(24.8)	(11.4)	(26.5)	(22.8)	(3.7)

Total – Continuing operations	$368.3	$365.8	$2.5	72.0	39.0	33.0	85.1	75.7	9.4

Discontinued operations							27.3	37.8	(10.5)

Total							112.4	113.5	(1.1)
Less: Discontinued operations							(27.3)	(37.8)	10.5
Business optimization expenses and restructuring charges or expenses							(6.4)	(9.6)	3.2
Extraordinary or nonrecurring or unusual losses, expenses or charges							(0.4)	(26.4)	26.0
Other, net							(6.3)	(0.7)	(5.6)
Depreciation and amortization				(23.5)	(21.9)	(1.6)	(23.5)	(21.9)	(1.6)

Income from continuing operations				$48.5	$17.1	$31.4	$48.5	$17.1	$31.4

	Six Months Ended June 30, 2018
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total – Continuing Operations	Discontinued Operations	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.7	$2.5	$(0.2)	$3.4	$6.4	$3.9	$10.3
Extraordinary or nonrecurring or unusual losses, expenses or charges	(0.2)	—	0.3	0.3	0.4	0.3	0.7
Other, net	—	0.3	—	6.0	6.3	0.7	7.0

Total	$0.5	$2.8	$0.1	$9.7	$13.1	$4.9	$18.0

	Six Months Ended June 30, 2017
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total – Continuing Operations	Discontinued Operations	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$—	$6.6	$1.6	$1.4	$9.6	$0.1	$9.7
Extraordinary or nonrecurring or unusual losses, expenses or charges	23.3	0.1	3.0	—	26.4	—	26.4
Other, net	(0.3)	0.3	0.1	0.6	0.7	0.3	1.0

Total	$23.0	$7.0	$4.7	$2.0	$36.7	$0.4	$37.1

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the three and six months ended June 30, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, see Table 7.
(2)	We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income (loss) attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended June 30, 2018 and the three and six months ended June 30, 2018 and 2017 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	June 30, 2018 (a)	2018	2017	2018	2017
	(in millions)
Net loss attributable to Affinion Group Holdings, Inc.	$(60.4)	$(34.0)	$(25.4)	$(52.8)	$(17.6)
Interest expense, net (b)	233.7	60.3	44.5	119.5	72.0
Income tax provision (benefit) (c)	(20.0)	1.2	2.2	2.5	4.6
Non-controlling interest	0.9	0.2	0.3	0.7	0.6
Other expense, net	0.5	0.1	0.1	0.3	0.2
Loss (gain) on extinguishment of debt	2.8	—	(6.3)	—	(6.3)
Depreciation and amortization (d)	48.1	12.1	11.6	24.2	22.9
Business optimization expenses and restructuring charges or expenses (e)	16.8	4.8	6.5	10.3	9.7
Extraordinary or nonrecurring or unusual losses, expenses or charges (f)	2.2	0.6	20.2	0.7	26.4
Other, net (g)	9.5	5.4	(0.1)	7.0	1.0

Adjusted EBITDA, excluding pro forma adjustments (h) (i)	234.1	$50.7	$53.6	$112.4	$113.5

Effect of the pro forma adjustments (j)	4.3

Adjusted EBITDA, including pro forma adjustments (k)	$238.4

(a)	Represents consolidated financial data for the year ended December 31, 2017, minus consolidated financial data for the six months ended June 30, 2017, plus consolidated financial data for the six months ended June 30, 2018.
(b)	Includes interest expense, net attributed to discontinued operations for the twelve months ended June 30, 2018 and the three and six month periods ended June 30, 2018 and 2017. These amounts are permitted to be included in interest expense, net in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility.
(c)	Includes income tax provision (benefit) attributed to discontinued operations for the twelve months ended June 30, 2018 and the three and six month periods ended June 30, 2018 and 2017. These amounts are permitted to be included in income tax provision (benefit) in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility.
(d)	Includes depreciation and amortization attributed to discontinued operations for the twelve months ended June 30, 2018 and the three and six month periods ended June 30, 2018 and 2017. These amounts are permitted to be included in depreciation and amortization in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility.
(e)	Represents the elimination of the effect of business optimization expenses and restructuring charges or expenses.
(f)	Represents the elimination of extraordinary or nonrecurring or unusual losses, expenses or charges.
(g)	Primarily represents the elimination of (i) net changes in certain reserves, (ii) share-based compensation expense and (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions.
(h)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We use Adjusted EBITDA to evaluate our operating performance and as a basis for determining payment of bonuses under our annual incentive plan. We present Adjusted EBITDA to enhance your understanding of our operating performance. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.
(i)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on July 1, 2017 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility, subject to certain limitations.
(j)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on July 1, 2017.
(k)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (i) above.

TABLE 7

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO AFFINION

GROUP HOLDINGS, INC. TO SEGMENT EBITDA (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable to Affinion Group Holdings, Inc. for the three and six months ended June 30, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net loss attributable to Affinion Group Holdings, Inc.	$(34.0)	$(25.4)	$(52.8)	$(17.6)
Less: Income (loss) from discontinued operations, net of tax	3.1	(8.4)	4.9	(15.3)

Loss from continuing operations attributable to Affinion Group Holdings, Inc.	(30.9)	(33.8)	(47.9)	(32.9)
Interest expense, net	47.5	33.9	94.5	52.6
Income tax provision	0.7	4.2	0.9	2.9
Net income attributable to non-controlling interest	0.2	0.3	0.7	0.6
Other expense, net	0.1	0.1	0.3	0.2
Gain on extinguishment of debt	—	(6.3)	—	(6.3)
Depreciation and amortization	11.7	11.0	23.5	21.9

Segment EBITDA	$29.3	$9.4	$72.0	$39.0